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                                  EXHIBIT 99


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                                                             NEWS RELEASE


FOR IMMEDIATE RELEASE               JUNE 20, 1996
                                    FOR INFORMATION CONTACT:
                                    PAUL D. HAGAN
                                    DIRECTOR OF FINANCIAL REPORTING
                                    (516) 222-9300 EXTENSION 286


Garden City, New York, June 20, 1996

Reliance Bancorp, Inc. has announced that its President and Chief Operating Officer Raymond A. Nielsen has been elected Chief Executive Officer of the Company and its subsidiary Reliance Federal Savings Bank, commencing July 1, 1996. A Reliance employee for 26 years, the new Chief Executive Officer has been President and Chief Operating Officer of the Bank for the past 10 years and the Company since its Initial Public Offering in March 1994. He succeeds Raymond L. Nielsen who will retire as Chief Executive Officer while continuing to serve as Chairman of the Board of Directors.

Additional Reliance Bancorp, Inc. and Reliance Federal Savings Bank executive changes announced effective July 1, 1996 were the election of Senior Vice
President, Treasurer Gerald M. Sauvigne to the Office of Executive Vice President, Treasurer, the election of Vice President Joseph F. Lavelle to the Office of Senior Vice President, and the naming of Vice President, Director of Financial Reporting Paul D. Hagan, Vice President, Chief Financial Officer. Mr. Sauvigne is a 19 year Reliance employee while Mr. Lavelle is with Reliance 27 years and Mr. Hagan, formerly with KPMG Peat Marwick, joined Reliance in 1993.

Reliance Bancorp, Inc. and Reliance Federal Savings Bank also announced the election on June 19, 1996 of Conrad J. Gunther, Jr. to the Board of Directors of the Company and the Bank respectively. Mr. Gunther is Vice President of The Allied Group, the largest independent insurance brokerage headquartered on Long Island and 61st largest in the United States. He brings a independent active business background to Reliance including his prominent role in Long Island Commercial Banking spanning 20 years.

Reliance Bancorp, Inc. is the holding company for Reliance Federal Savings Bank. Reliance Bancorp, Inc. and Reliance Federal Savings Bank are headquartered in Garden City, New York and operate 28 banking offices, located in the New York City metropolitan areas of Queens, Nassau and Suffolk. Reliance Federal is a consumer oriented financial institution specializing in providing deposit and credit services for its communities.